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                                                                   EXHIBIT 11.2

                     STATEMENT RE COMPUTATION OF HISTORICAL
                     PRO FORMA EARNINGS PER SHARE EARNINGS

                 (AFTER GIVING EFFECT TO THE RECAPITALIZATION)


                                                                                 YEAR ENDED
                                                                             DECEMBER 31, 1996
                                                                             -----------------
Computation for statement of earnings:
     Net loss .............................................................     $ (3,756,453)
                                                                                ============
Computation for weighted average common
   shares outstanding:

     Weighted average common shares outstanding ...........................        9,369,184

     Incremental common shares applicable to common stock options
       and warrant based on the estimated fair value of the stock .........          101,613

     Common stock options and warrant excluded based on
       antidilutive effect ................................................         (101,613)

     Weighted average common shares .......................................        9,369,184
                                                                                ============

Primary and fully diluted loss per common share ...........................     $      (0.40)
                                                                                ============